EXHIBIT 5.1

March 11, 2008
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, IL 60123
Re: Registration Statement on Form S-1 File No. 333-143864
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the Registration Statement on Form S-1 filed by Heritage-Crystal Clean, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement”) for the purpose of registering under the Securities Act up to 200,100 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In arriving at our opinion expressed below, we have examined the 462(b) Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. For purposes hereof, the term “Underwriting Agreement” shall mean the Underwriting Agreement (the “Underwriting Agreement”) entered into among the Company, Heritage-Crystal Clean, LLC, and William, Blair & Company, L.L.C., as representative of the underwriters named therein.
     This opinion is limited to the General Corporation Law of the State of Delaware. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon and subject to the foregoing, we are of the opinion that, the Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the 462(b) Registration Statement and the Registration Statement on Form S-1 of the Company (SEC No. 333-143864 ) will be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ McDermott Will & Emery LLP